MEDIA CONTACT: Amy Lou, (852) 2622 2891; yelq@abqqs.com

ABQQ Announced Entered into a License Agreement of NFT MMM with License Fee US$1.368 M

NEW YORK, November 27, 2023 (X @ABIntlGroup) -- AB International Group Corp. (OTC: ABQQ), an intellectual property (IP) and movie investment and licensing firm, its owned the IP of the leading movie NFT marketplaces NFT MMM, today announced, have entered into a license agreement under which NFT MMM platform IP, will have granted Hong Kong film distributions company Anyone Pictures a worldwide license for 2 years with totally license fee USD 1.368 million.

Anyone Pictures will develop the NFT MMM platform into a first-in-class the unique entertainment industry Non-Fungible Token based on its blockchain technology, which has a highly by owning its NFT drops. They are interest to buy some shares Stars. Anyone Pictures will receive an upfront payment and will be eligible for development and commercialization milestones, as well as royalties on sales.

Adam So, CEO of Anyone Pictures, said, "This license agreement with NFT MMM is another testament of our proprietary integrated platform in our film distributions business model. We are looking forward to enabling global clients to present more first-in-class and best-in-class entertainment contents for the benefits of participator worldwide."

About AB International Group Corp.

AB International Group Corp. is an intellectual property (IP) and movie investment and licensing firm, focused on acquisitions and development of various intellectual property. The Company engaged to acquisition and distribution of movies. We are engaging operation movie theaters in NY into nationwide. The online service will be marketed and distributed in the world under the brand name ABQQ.tv. The company owns the IP of the NFT movie and music marketplace (NFT MMM) as the unique entertainment industry Non-Fungible Token.

For additional information visit www.abqqs.com; www.abcinemasny.com and www.ABQQ.tv.

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